Exhibit 99.1

LaBranche & Co Inc.
Jeffrey A. McCutcheon
Senior Vice President & Chief Financial Officer
(212) 425-1144

FOR IMMEDIATE RELEASE

Financial Dynamics
Investors: Michael Polyviou/Theresa Kelleher
(212) 850-5600

LABRANCHE & CO INC. ANNOUNCES BOARD CHANGES

NEW YORK, New York, January 19, 2007 – LaBranche & Co Inc. (NYSE:LAB) today announced that Thomas E. Dooley, who recently became the Senior Executive Vice President, Chief Administrative Officer and Chief Financial Officer of Viacom, and David A. George have left the Company’s Board of Directors as of January 18, 2007. Mr. George served as a Class II Director and Mr. Dooley served as a Class III Director of the Board. To fill the vacancies created by the departure of Messrs. Dooley and George, the Company appointed Katherine (Wendy) Dietze Courage as a new Class II director, with a term expiring at the Company’s 2007 annual meeting of stockholders, and Stuart M. Robbins as a new Class III director, with a term expiring at the Company’s 2008 annual meeting of stockholders. The Board of Directors also has appointed each of Ms. Courage and Mr. Robbins to the Company’s Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee. Ms. Courage is replacing Mr. Dooley as the Chair of the Company’s Audit Committee and Robert E. Torray is replacing Mr. George as the Chair of the Company’s Compensation Committee.

Ms. Courage, 49, spent over 20 years in the financial services industry prior to her retirement in 2005. From 2003 to 2005, Ms. Courage was Global Chief Operating Officer for Credit Suisse First Boston. From 1996 to 2003, she was a Managing Director in Credit Suisse First Boston’s Telecommunications Group. Prior to that, Ms. Courage was a Managing Director and Co-Head of the Telecommunications Group in Salomon Brothers Inc’s Investment Banking Division. Ms. Courage began her career at Merrill Lynch Money Markets after which she moved to Salomon Brothers Inc to work on money market products and later became a member of the Debt Capital Markets Group. Ms. Courage is currently Senior Advancement Advisor for Brown University in New York City. Ms. Courage holds a B.A. from Brown University and an M.B.A. from the Columbia Graduate School of Business.

Mr. Robbins, 63, spent 33 years in the investment banking industry prior to his retirement in 2000. From 1994 to 2000, Mr. Robbins served as Managing Director of Global Equities and as a member of the Board of Directors of Donaldson, Lufkin & Jenrette. From 1987 to 1994, he was Managing Director and Director of Research for DLJ. While at DLJ, he was also Chair of DLJ International (Equities), Chair of Autranet and a member of DLJ’s Executive Committee. Mr. Robbins also represented DLJ, as a Director of First Call, one of Wall Street’s leading information providers. Since 2000, Mr. Robbins has participated in various business, consulting and charitable activities, including services as Chair of the Board of Directors of SoundView Technology Group, an independent research provider specializing in technology research, from 2002 to 2004, leading up to its merger with Charles Schwab. Mr. Robbins also served as a Director of Archipelago Holdings, a leading electronic securities exchange, from its initial public offering through its merger with the New York Stock Exchange in March 2006. Before 1987, Mr. Robbins was a research analyst and retail industry specialist and was designated an Institutional Investor All Star analyst for 10 consecutive years. He received his Bachelor of Arts degree in History from West Virginia University.

Michael LaBranche, Chief Executive Officer and President of LaBranche, stated “I would like to thank Tom and David for their dedicated service to our company. Their expertise and guidance has helped us immeasurably during a time of great change in our industry. I would also like to welcome Wendy and Stuart to our Board. Their experience and background in the financial services industry will be a great asset to us as we move forward.”

LaBranche & Co Inc. is the parent of LaBranche & Co. LLC, one of the largest Specialists in equity securities listed on the New York and American Stock Exchanges. LaBranche is also the parent of LaBranche Structured Holdings, Inc., whose subsidiaries are specialists and market-makers in options, exchange-traded funds and futures on various exchanges domestically and internationally. Our specialists and market makers are leading liquidity providers, bringing capital and critical expertise to securities markets. Another subsidiary of LaBranche, LaBranche Financial Services, LLC, provides securities execution, clearing and direct-access floor brokerage services to institutional investors.

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